Filed Pursuant to Rule 424(b)(2)
File No. 333-159738

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus supplement and prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject To Completion, dated March 5, 2012 PRICING SUPPLEMENT No. 186 dated March , 2012 (To Prospectus Supplement dated April 23, 2010 and Prospectus dated June 4, 2009)

Wells Fargo & Company Medium-Term Notes, Series K Equity Linked Securities Contingent Fixed Return And Buffered Downside

Access Securities Notes Linked to the S&P 500® Index due March 10, 2014

■  Linked to the S&P 500® Index

■   Contingent fixed return at maturity of 8.30% of the original offering price per note if (i) the ending level is equal to or greater than the starting level, regardless of the extent to which the ending level may be greater than the starting level, or (ii) the ending level has not decreased by more than 15% from the starting level

■  Protection against a decrease in the S&P 500 Index but only as long as the ending level has not decreased by more than 40% from the starting level

■   Buffered downside exposure to decreases in the level of the S&P 500 Index in excess of 40% through operation of the multiplier of 1.6667, which will moderate decreases in the level of the S&P 500 Index in excess of 40%

■   Term of approximately 2 years

■   No periodic interest payments

■   May lose some, or all, of the original offering price

Investing in the notes involves risks. See “Risk Factors” on page PRS-10.

The notes are unsecured obligations of Wells Fargo and all payments on the notes are subject to the credit risk of Wells Fargo. The notes are not deposits or other obligations of a depository institution and are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency of the United States or any other jurisdiction.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this pricing supplement or the accompanying prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Original Offering Price	Agent Discount(1)	Proceeds to Wells Fargo
Per Note	100.00%	0.10%	99.90%
Total

(1)

In addition to the agent discount, the original offering price specified above includes structuring and development costs and offering expenses. If the notes were priced today, the agent discount and structuring and development costs would total approximately $8.70 per $1,000 note. The actual agent discount and structuring and development costs will be set forth in the final pricing supplement when the final terms of the notes are determined. In no event will the agent discount and structuring and development costs exceed $12.00 per $1,000 note. See “Plan of Distribution” in the prospectus supplement for further information including information regarding how we may hedge our obligations under the notes.

Wells Fargo Securities

Access Securities Notes Linked to the S&P 500® Index due March 10, 2014

Investment Description

The Notes Linked to the S&P 500® Index due March 10, 2014 are senior unsecured debt securities of Wells Fargo & Company that provide (i) the possibility of a contingent fixed return at maturity of 8.30% so long as the ending level of the S&P 500 Index (the “Index”) is equal to or greater than the starting level or has not decreased by more than 15% from the starting level, (ii) repayment of principal if, and only if, the ending level of the Index does not decline by more than 40% from the starting level, and (iii) buffered exposure to decreases in the level of the Index from the starting level if the ending level declines by more than 40% from the starting level through operation of the multiplier of 1.6667, which will moderate decreases in the level of the Index in excess of 40%, in each case subject to the credit risk of Wells Fargo. If the ending level declines by more than 40% from the starting level, you will lose some, and possibly all, of the original offering price of your notes at maturity.

The Index is an equity index that is intended to provide an indication of the pattern of common stock price movement in the large capitalization segment of the United States equity market.

You should read this pricing supplement together with the prospectus supplement dated April 23, 2010 and prospectus dated June 4, 2009 for additional information about the notes. Information included in this pricing supplement supersedes information in the prospectus supplement and prospectus to the extent it is different from that information. Certain defined terms used but not defined herein have the meanings set forth in the prospectus supplement.

You may access the prospectus supplement and prospectus on the SEC website www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

•	Prospectus Supplement dated April 23, 2010 and Prospectus dated June 4, 2009 filed with the SEC on April 23, 2010:

http://www.sec.gov/Archives/edgar/data/72971/000119312510091748/d424b2.htm

PRS-2

Access Securities Notes Linked to the S&P 500® Index due March 10, 2014

Investor Considerations

We have designed the notes for investors who:

¡

seek a fixed return at maturity resulting from the upside performance or moderate downside performance of the Index, want to protect against a decline of up to 40% in the Index and want to moderate any decline in the Index that is greater than 40% by:

☐

receiving a contingent fixed return at maturity of 8.30% of the original offering price per note so long as the ending level of the Index is equal to or greater than the starting level or has not decreased by more than 15% from the starting level; and

☐	protecting against any decline in the Index, as long as the ending level has not declined by more than 40% from the starting level;

☐	moderating any decline in the Index from the starting level that is greater than 40% through operation of the multiplier;

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understand that the ability of the multiplier to moderate any decline in the Index is progressively reduced as the ending level of the Index declines because the multiplier only acts to increase the performance of the Index on a percentage basis;

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understand that if any decline in the ending level is more than 40% of the starting level, they will be exposed to the decrease in the Index from the starting level, subject to the moderating effect of the multiplier, and will lose some, and possibly all, of the original offering price of the notes;

¡

understand that if the ending price is greater than the starting price, they will receive the contingent fixed return at maturity, regardless of how significantly the ending price may exceed the starting price;

¡	do not seek current income; and

¡	are willing to hold the notes until maturity.

The notes are not designed for, and may not be a suitable investment for, investors who:

¡	seek a liquid investment or are unable or unwilling to hold the notes to maturity;

¡	expect the level of the Index to decrease by more than 40% from its starting level;

¡	seek a greater contingent fixed return at maturity;

¡	seek full exposure to the upside performance of the Index;

¡	seek full return of the original offering price of the notes at stated maturity;

¡	seek current income;

¡	are unwilling to accept exposure to the equity markets;

¡	seek exposure to the Index but are unwilling to accept the risk/return trade-offs inherent in the payment at stated maturity for the notes;

¡	are unwilling to accept the credit risk of Wells Fargo to obtain exposure to the Index generally, or to the exposure to the Index that the notes provide specifically; and

¡	prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings.

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500®,” and “500®” are trademarks of Standard & Poor’s and have been licensed for use by us. The notes are not sponsored, endorsed, sold or promoted by Standard & Poor’s and Standard & Poor’s makes no representation regarding the advisability of investing in the notes.

PRS-3

Access Securities Notes Linked to the S&P 500® Index due March 10, 2014

Terms of the Notes

Market Measure:	S&P 500 Index (the “Index”)

Pricing Date:	March 5, 2012*

Issue Date:	March 8, 2012*

On the stated maturity date, you will be entitled to receive a cash payment per note in U.S. dollars equal to the redemption amount. The “redemption amount” per note will equal:

•  If the ending level is greater than or equal to the contingent fixed return level: the original offering price per note plus the contingent fixed return;

Redemption Amount:

•  If the ending level is less than the contingent fixed return level, but greater than or equal to the threshold level: the original offering price per note; or

•  If the ending level is less than the threshold level:

[	original offering price per note x	ending level starting level	x multiplier	]

If the ending level is less than the threshold level, you will lose some, and possibly all, of the original offering price of your notes.

Stated Maturity Date:	March 10, 2014.* If a market disruption event has occurred or is continuing on the calculation day, the stated maturity date will be postponed until the later of (i) March 10, 2014* and (ii) three business days after the ending level is determined. The notes are not subject to redemption by Wells Fargo or repayment at the option of any holder of the notes prior to the stated maturity date.

No Interest Payments:	There will be no payment of interest, periodic or otherwise, on the notes.

Starting Level:	, the closing level of the Index on the pricing date. The “closing level” of the Index on any trading day means the official closing level of the Index as reported by the index sponsor on such trading day.

Ending Level:	The “ending level” will be the closing level of the Index on the calculation day.

Contingent Fixed Return:	The “contingent fixed return” is 8.30% of the original offering price per note ($83 per $1,000 note) so long as the ending level is equal to or greater than the contingent fixed return level. References in this pricing supplement to a “$1,000 note” are to a note with an original offering price of $1,000.

*	To the extent that we make any change to the expected pricing date or expected issue date, the calculation day and the stated maturity date may also be changed in our discretion to ensure that the term of the notes remains the same.

PRS-4

Access Securities Notes Linked to the S&P 500® Index due March 10, 2014

Terms of the Notes (Continued)

Contingent Fixed Return Level:	, which is equal to 85% of the starting level.

Threshold Level:	, which is equal to 60% of the starting level.

Multiplier:	1.6667

Calculation Day:	March 5, 2014* or, if such day is not a trading day, the next succeeding trading day. The calculation day is subject to postponement due to the occurrence of a market disruption event. A “trading day” means a day, as determined by the calculation agent, on which (i) the relevant exchanges (as defined below) with respect to the securities underlying the Index are open for trading for their respective regular trading sessions and (ii) the exchanges on which futures or options contracts related to the Index or the successor thereto, if applicable, are traded, are open for trading for their respective regular trading sessions.

Calculation Agent:

Wells Fargo Securities, LLC, one of our subsidiaries, will act as the calculation agent for the notes and may appoint agents to assist it in the performance of its duties. Pursuant to the calculation agency agreement, we may appoint a different calculation agent without your consent and without notifying you.

The calculation agent will determine the redemption amount you receive at stated maturity. In addition, the calculation agent will, among other things:

• determine whether a market disruption event has occurred;

• determine the ending level under certain circumstances;

• determine if adjustments are required to the closing level of the Index under various circumstances; and

• if publication of the Index is discontinued, select a successor index or if no successor index is available, determine the closing level of the Index.

All determinations made by the calculation agent will be at the sole discretion of the calculation agent and, in the absence of manifest error, will be conclusive for all purposes and binding on us and you. All percentages and other amounts resulting from any calculation with respect to the notes will be rounded at the calculation agent’s discretion. The calculation agent will have no liability for its determinations.

Events of Default and Acceleration:	In case an event of default with respect to the notes has occurred and is continuing, the amount payable to a holder of a note upon any acceleration will be equal to the redemption amount, calculated as provided herein. The redemption amount will be calculated as though the date of acceleration were the calculation day.

No Listing:	The notes will not be listed on any securities exchange or automated quotation system.

*	To the extent that we make any change to the expected pricing date or expected issue date, the calculation day and the stated maturity date may also be changed in our discretion to ensure that the term of the notes remains the same.

PRS-5

Access Securities Notes Linked to the S&P 500® Index due March 10, 2014

Terms of the Notes (Continued)

Market Disruption Events:

A “market disruption event” means any of the following events as determined by the calculation agent in its sole discretion:

(A)   A material suspension or material limitation of trading in the securities which then comprise 20% or more of the level of the Index or any successor equity index (as defined below) has been imposed by the relevant exchanges on which those securities are traded, at any time during the one-hour period preceding the close of trading on such day, whether by reason of movements in price exceeding limits permitted by those relevant exchanges or otherwise.

(B)   A material suspension or material limitation of trading has occurred on that day, in each case during the one-hour period preceding the close of trading in options or futures contracts related to the Index or any successor equity index, on the primary exchange or quotation system on which those options or futures contracts are traded, whether by reason of movements in price exceeding levels permitted by the exchange, the quotation system or otherwise.

(C)   Any event, other than an early closure, that materially disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for, the securities that then comprise 20% or more of the level of the Index or any successor equity index, at any time during the one-hour period that ends at the close of trading on that day.

(D)   Any event, other than an early closure, that materially disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for, the futures or options contracts relating to the Index or any successor equity index on the primary exchange or quotation system on which those futures or options contracts are traded, at any time during the one-hour period that ends at the close of trading on that day.

(E)   The closure of the relevant exchanges on which the securities that then comprise 20% or more of the level of the Index or any successor equity index are traded or the primary exchange or quotation system on which futures or options contracts relating to the Index or any successor equity index are traded prior to its scheduled close of trading unless the earlier closing time is announced by the relevant exchanges, the primary exchange or the quotation system, as applicable, at least one hour prior to the earlier of (1) the actual closing time for the regular trading session on the relevant exchanges, the primary exchange or the quotation system, as applicable, and (2) the submission deadline for orders to be entered into the relevant exchanges, the primary exchange or the quotation system, as applicable, for execution at the close of trading on that day.

PRS-6

Access Securities Notes Linked to the S&P 500® Index due March 10, 2014

Terms of the Notes (Continued)

For purposes of determining whether a market disruption event has occurred:

(1)    the relevant percentage contribution of a security to the level of the Index or any successor equity index will be based on a comparison of (x) the portion of the level of the Index attributable to that security and (y) the overall level of such equity index or successor equity index, in each case immediately before the occurrence of the market disruption event;

(2)    “close of trading” means in respect of any relevant exchange, primary exchange or quotation system, the scheduled weekday closing time on a day on which such relevant exchange, primary exchange or quotation system is scheduled to be open for trading for its respective regular trading session, without regard to after hours or any other trading outside the regular trading session hours; and

(3)    “relevant exchange” for any security (or any combination thereof then underlying the Index or any successor equity index) means the primary exchange or quotation system on which such security is traded, as determined by the calculation agent.

If a market disruption event occurs or is continuing on the calculation day, such calculation day will be postponed to the first succeeding trading day on which a market disruption event has not occurred and is not continuing. If such first succeeding trading day has not occurred as of the eighth scheduled trading day after the scheduled calculation day, that eighth scheduled trading day shall be deemed the calculation day. If the calculation day has been postponed eight scheduled trading days after the scheduled calculation day and such eighth scheduled trading day is not a trading day, or if a market disruption event occurs or is continuing on such eighth scheduled trading day, the calculation agent will determine the closing level of the Index on such eighth scheduled trading day in accordance with the formula for and method of calculating the closing level of the Index last in effect prior to commencement of the market disruption event, using the closing price (or, with respect to any of the relevant securities, if such date is not a trading day or a market disruption event has occurred, its good faith estimate of the closing price that would have prevailed for such securities) on such date of each security most recently included in the Index. As used herein, “closing price” means, with respect to any security on any date, the last reported sales price regular way on such date or, in case no such reported sale takes place on such date, the average of the reported closing bid and asked prices regular way on such date, in either case on the primary organized exchange or trading system on which such security is then listed or admitted to trading.

PRS-7

Access Securities Notes Linked to the S&P 500® Index due March 10, 2014

Terms of the Notes (Continued)

Adjustments to the Index:

If at any time a sponsor or publisher of the Index (the “index sponsor”) makes a material change in the formula for or the method of calculating the Index, or in any other way materially modifies the Index so that the Index does not, in the opinion of the calculation agent, fairly represent the level of the Index had those changes or modifications not been made, then, from and after that time, the calculation agent will, at the close of business in New York, New York, on each date that the closing level of the Index is to be calculated, make any adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a value of an equity index comparable to the Index as if those changes or modifications had not been made, and calculate the level of the Index with reference to the Index, as so adjusted. Accordingly, if the method of calculating the Index is modified so that the level of the Index is a fraction or a multiple of what it would have been if it had not been modified, then the calculation agent will adjust the Index in order to arrive at a level of the Index as if it had not been modified.

Discontinuance of the Index:

If the index sponsor discontinues publication of the Index, and such index sponsor or another entity publishes a successor or substitute equity index that the calculation agent determines, in its sole discretion, to be comparable to the Index (a “successor equity index”), then, upon the calculation agent’s notification of that determination to the trustee and us, the calculation agent will substitute the successor equity index as calculated by the relevant index sponsor or any other entity and calculate the ending level as described above. Upon any selection by the calculation agent of a successor equity index, we will cause notice to be given to holders of the notes.

In the event that the index sponsor discontinues publication of the Index and the calculation agent does not select a successor equity index, the calculation agent will compute a substitute level for the Index in accordance with the procedures last used to calculate the Index before any discontinuance. If a successor equity index is selected or the calculation agent calculates a level as a substitute for the Index, the successor equity index or level will be used as a substitute for that equity index for all purposes, including the purpose of determining whether a market disruption event exists.

Notwithstanding these alternative arrangements, discontinuance of the publication of the Index may adversely affect the value of the notes.

PRS-8

Access Securities Notes Linked to the S&P 500® Index due March 10, 2014

Terms of the Notes (Continued)

Material Tax Consequences:

The terms of the notes require you and Wells Fargo (in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary) to characterize and treat a note as a pre-paid derivative contract with respect to the Index. If your notes are so characterized and treated (and such characterization and treatment is respected by the Internal Revenue Service (the “IRS”)), you should generally recognize capital gain or loss upon the sale, exchange or maturity of your notes in an amount equal to the difference between the amount you receive upon the sale, exchange or maturity of your notes and the amount you paid for your notes. Such gain or loss should generally be long-term capital gain if you have held your notes for more than one year.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to characterize and treat your notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the notes, it is possible that your notes could alternatively be treated for tax purposes in the manner described under “United States Federal Income Tax Considerations—Alternative Treatments” on page PRS-29. For example, the IRS could treat a note as a single debt instrument subject to special rules governing contingent payment debt obligations.

In 2007, the IRS released a notice that may affect the taxation of holders of the notes. According to the notice, the IRS and the Treasury Department are actively considering, among other things, whether holders of instruments such as the notes should be required to accrue ordinary income on a current basis, whether additional gain or loss upon the sale, exchange or maturity of such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”), should be applied to such instruments. Similarly, the IRS and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts, contingent notional principal contracts and other derivative contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the notes (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case increase the likelihood that you will be required to accrue income over the term of an instrument such as the notes even though you will not receive any payments with respect to the notes until maturity. The outcome of this process is uncertain. You should consult your tax advisor as to the possible alternative treatments in respect of the notes.

Agent:	Wells Fargo Securities, LLC, acting as principal. The agent may resell the notes to other securities dealers at the original offering price of the notes less a concession not in excess of 0.10% of the original offering price of the notes.

Listing:	The notes will not be listed on any securities exchange or automated quotation system.

Denominations:	$1,000 and any integral multiple of $1,000

CUSIP:	94986RJA0

PRS-9

Access Securities Notes Linked to the S&P 500® Index due March 10, 2014

Risk Factors

Your investment in the notes will involve risks. You should carefully consider the risk factors set forth below as well as the other information contained in the prospectus supplement and prospectus, including the documents they incorporate by reference. You should reach an investment decision only after you have carefully considered with your advisors the suitability of an investment in the notes in light of your particular circumstances.

If The Ending Level Is Less Than The Threshold Level, You Will Lose Some, And Possibly All, Of The Original Offering Price Of Your Notes.

If the ending level is less than the threshold level, the redemption amount that you receive at stated maturity will be reduced by an amount equal to the decline in the level of the Index from the starting level (expressed as a percentage of the starting level), as moderated by the multiplier. As a result, if the closing level of the Index declines by more than 40%, you will lose some, and possibly all, of the original offering price per note even if the value of the Index is greater than or equal to the contingent fixed return level or threshold level at certain times during the term of the notes.

Your Yield May Be Lower Than The Yield On Other Debt Securities Of Comparable Maturity.

The yield that you will receive on your notes, which could be negative, may be less than the return you could earn on other investments. If the ending level is less than the contingent fixed return level, the amount you receive at stated maturity will be no greater than, and may be significantly less than, the original offering price, and your yield will be less than the yield you would earn if you bought a traditional interest-bearing debt security of Wells Fargo or another issuer with a similar credit rating with the same stated maturity date. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money. Unlike traditional interest-bearing debt securities, the notes do not guarantee the return of a principal amount on the stated maturity date.

Your Return Will Be Limited By The Contingent Fixed Return And May Not Reflect The Return On A Direct Investment In The Index.

Your return on the notes, if any, will be limited to the contingent fixed return regardless of how significantly the ending level may exceed the starting level. As a result, the opportunity to participate in the possible increases in the level of the Index through an investment in the notes will be limited because the redemption amount will not exceed the original offering price plus the contingent fixed return.

The Notes Are Subject To The Credit Risk Of Wells Fargo.

The notes are our obligations and are not, either directly or indirectly, an obligation of any third party, and any amounts payable under the notes are subject to our creditworthiness. As a result, our actual and perceived creditworthiness may affect the value of the notes and, in the event we were to default on our obligations, you may not receive any amounts owed to you under the terms of the notes.

No Periodic Interest Will Be Paid On The Notes.

No periodic payments of interest will be made on the notes. However, because it is possible that the notes may be classified as contingent payment debt instruments rather than a pre-paid derivative contract, you may be required to accrue interest income over the term of your notes. See “United States Federal Income Tax Considerations.”

PRS-10

Access Securities Notes Linked to the S&P 500® Index due March 10, 2014

Risk Factors (Continued)

The Inclusion Of The Agent Discount And Structuring And Development Costs In The Original Offering Price Of The Notes And Certain Hedging Costs Are Likely To Adversely Affect The Price At Which You Can Sell Your Notes.

Assuming no changes in market conditions or any other relevant factors, the price, if any, at which you may be able to sell the notes will likely be lower than the original offering price. The original offering price includes, and any price quoted to you is likely to exclude, the agent discount paid in connection with the initial distribution, structuring and development costs and offering expenses. In addition, any such price is also likely to reflect dealer discounts, mark-ups and other transaction costs, such as a discount to account for costs associated with establishing or unwinding any related hedge transaction. We expect such costs will include the projected profit that our hedge counterparty (which may be one of our affiliates) expects to realize in consideration for assuming the risks inherent in hedging our obligations under the notes. The price at which the agent or any other potential buyer may be willing to buy your notes will also be affected by the contingent fixed return and by the market and other conditions discussed in the next risk factor.

The Value Of The Notes Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

The value of the notes prior to stated maturity will be affected by supply and demand of the notes, the level of the Index at that time, interest rates at that time and a number of other factors, some of which are interrelated in complex ways. The effect of any one factor may be offset or magnified by the effect of another factor. A change in a specific factor could have the following impacts on the value of the notes, assuming all other conditions remain constant. When we refer to the “value” of your note, we mean the value that you could receive for your note if you are able to sell it in the open market before the stated maturity date.

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Index Performance. The value of the notes prior to maturity will depend substantially on the level of the Index. The price at which you will be able to sell the notes before stated maturity may be at a discount, which could be substantial, from their original offering price, if the level of the Index at such time is less than, equal to or not sufficiently above the contingent fixed return level.

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Contingent Fixed Return. The value of the notes prior to the stated maturity date will be affected by the contingent fixed return as we do not anticipate that the notes will trade in the secondary market above the original offering price plus the contingent fixed return.

•	Interest Rates. The value of the notes may be affected by changes in the interest rates in the U.S. markets.

•	Volatility Of The Index. Volatility is the term used to describe the size and frequency of market fluctuations. The value of the notes may be affected if the volatility of the Index changes.

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Time Remaining To Maturity. The value of the notes may be affected by the time remaining to maturity. As a result of a “time premium,” the notes may have a value above that which would be expected based on the level of interest rates and the performance of the securities included in the Index and the level of the Index at such time the longer the time remaining to maturity. A “time premium” results from expectations concerning the level of the Index during the period prior to maturity of the notes. As the time remaining to the maturity of the notes decreases, this time premium will likely decrease and, depending on the level of the Index at such time relative to the starting level, may adversely affect the value of the notes.

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Dividend Yields On Securities Included In The Index. The value of the notes may be affected by the dividend yields on securities included in the Index. In general, higher dividend yields will reduce the time premium of the notes and, conversely, lower dividend yields will increase the time premium of the notes.

PRS-11

Access Securities Notes Linked to the S&P 500® Index due March 10, 2014

Risk Factors (Continued)

•

Events Involving The Companies Included In The Index. General economic conditions and earnings results of the companies whose stocks are included in the Index and real or anticipated changes in those conditions or results may affect the value of the notes. Additionally, as a result of a merger or acquisition, one or more of the stocks in the Index may be replaced with a surviving or acquiring entity’s securities. The surviving or acquiring entity’s securities may not have the same characteristics as the stock originally included in the Index.

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Our Credit Ratings, Financial Condition And Results Of Operation. Actual or anticipated changes in our credit ratings, financial condition or results of operation may affect the value of the notes. However, because the return on the notes is dependent upon factors in addition to our ability to pay our obligations under the notes, such as the level of the Index, an improvement in our credit ratings, financial condition or results of operation will not reduce the other investment risks related to the notes.

You should understand that the impact of one of the factors specified above, such as a change in interest rates, may offset some or all of any change in the value of the notes attributable to another factor, such as a change in the level of the Index.

We Do Not Expect A Trading Market For The Notes To Develop.

The notes will not be listed or displayed on any securities exchange or any automated quotation system. Although the agent and/or its affiliates may purchase the notes from holders, they are not obligated to do so and are not required to and do not intend to make a market for the notes. There can be no assurance that a secondary market will develop. Because we do not expect that any market makers will participate in a secondary market for the notes, the price at which you may be able to sell your notes is likely to depend on the price, if any, at which the agent is willing to buy your notes.

If a secondary market does exist, it may be limited. Accordingly, there may be a limited number of buyers if you decide to sell your notes prior to stated maturity. This may affect the price you receive upon such sale. Consequently, you should be willing to hold the notes to stated maturity.

Your Return On The Notes Could Be Less Than If You Owned Securities Included In The Index.

Your return on the notes will not reflect the return you would realize if you actually owned the securities included in the Index and received the dividends and other payments paid on those securities. This is because the redemption amount payable at stated maturity, if greater than the original offering price, will be equal to the original offering price plus the contingent fixed return.

Historical Values Of The Index Should Not Be Taken As An Indication Of The Future Performance Of The Index During The Term Of The Notes.

The trading prices of the securities included in the Index will determine the redemption amount payable at maturity to you. As a result, it is impossible to predict whether the ending level of the Index will fall or rise compared to its starting level. Trading prices of the securities included in the Index will be influenced by complex and interrelated political, economic, financial and other factors that can affect the markets in which those securities are traded and the values of those securities themselves.

PRS-12

Access Securities Notes Linked to the S&P 500® Index due March 10, 2014

Risk Factors (Continued)

Changes That Affect The Index May Affect The Value Of The Notes And The Amount You Will Receive At Stated Maturity.

The policies of the index sponsor concerning the calculation of the Index and the addition, deletion or substitution of securities comprising the Index and the manner in which the index sponsor takes account of certain changes affecting such securities may affect the level of the Index and, therefore, may affect the value of the notes and the redemption amount payable at maturity. The index sponsor may discontinue or suspend calculation or dissemination of the Index or materially alter the methodology by which it calculates the Index. Any such actions could affect the value of the notes.

We Cannot Control Actions By Any Of The Unaffiliated Companies Whose Securities Are Included In The Index.

Actions by any company whose securities are included in the Index may have an adverse effect on the price of its security, the ending level and the value of the notes. Except as disclosed under “The S&P 500 Index,” we are not affiliated with any of the companies included in the Index. These companies will not be involved in the offering of the notes and will have no obligations with respect to the notes, including any obligation to take our or your interests into consideration for any reason. These companies will not receive any of the proceeds of the offering of the notes and will not be responsible for, and will not have participated in, the determination of the timing of, prices for, or quantities of, the notes to be issued. These companies will not be involved with the administration, marketing or trading of the notes and will have no obligations with respect to the redemption amount to be paid to you at maturity.

We And Our Affiliates Have No Affiliation With The Index Sponsor And Are Not Responsible For Its Public Disclosure Of Information.

We and our affiliates are not affiliated in any way with the index sponsor and have no ability to control or predict its actions, including any errors in or discontinuation of disclosure regarding the methods or policies relating to the calculation of the Index. We have derived the information about the index sponsor and the Index contained herein from publicly available information, without independent verification. Neither we nor any of our affiliates assumes any responsibility for the adequacy or accuracy of the information about the Index or the index sponsor contained herein. You, as an investor in the notes, should make your own investigation into the Index and the index sponsor. The index sponsor is not involved in the offering of the notes made hereby in any way and has no obligation to consider your interest as an owner of notes in taking any actions that might affect the value of the notes.

The Calculation Agent Can Postpone The Stated Maturity Date If A Market Disruption Event Occurs.

The determination of the ending level may be postponed if the calculation agent determines that a market disruption event has occurred or is continuing on the calculation day. If such a postponement occurs, the stated maturity date will be postponed until the later of (i) three business days after the postponed calculation day and (ii) the initial stated maturity date.

Research Reports And Other Transactions May Create Conflicts Of Interest Between You And Us.

We or one or more of our affiliates may, at present or in the future, publish research reports on the Index or the companies whose securities are included in the Index. This research is modified from time to time without notice

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Risk Factors (Continued)

and may express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. Any of these activities may affect the market price of securities included in the Index and, therefore, the value of the notes.

In addition, we or one or more of our affiliates may, at present or in the future, engage in business with the companies whose securities are included in the Index, including making loans to those companies (including exercising creditors’ remedies with respect to such loans), making equity investments in those companies or providing investment banking, asset management or other advisory services to those companies. These activities may present a conflict between us and our affiliates and you. In the course of that business, we or any of our affiliates may acquire non-public information about one or more of the companies whose securities are included in the Index. If we or any of our affiliates do acquire such non-public information, we are not obligated to disclose such non-public information to you.

For the foregoing reasons, you are encouraged to derive information concerning the Index from multiple sources and should not rely on the views expressed by us or our affiliates.

Potential Conflicts Of Interest Could Arise.

One of our affiliates will be the calculation agent for purposes of determining, among other things, the starting level and the ending level, calculating the redemption amount, determining whether adjustments should be made to the ending level and determining whether a market disruption event has occurred. As a result, even though the calculation agent will exercise its judgment in good faith when performing its functions, potential conflicts of interest may exist between the calculation agent and you. In addition, some of our activities in connection with hedging our obligations under the notes and other business activities may create conflicts of interest as discussed in the next risk factor.

Trading And Other Transactions By Us Or Our Affiliates Could Affect The Level Of The Index, Prices Of Securities Included In The Index Or The Value Of The Notes.

From time to time, as part of our general financial risk management, we or one or more of our affiliates may fully or partially hedge our obligations under the notes. Pursuant to such hedging activities, we or one or more of our affiliates may acquire securities included in the Index or listed or over-the-counter derivative or synthetic instruments related to such securities. Depending on, among other things, future market conditions, the aggregate amount and the composition of our positions are likely to vary over time.

To the extent that we or one or more of our affiliates has a long hedge position in any of the securities included in the Index, or derivative or synthetic instruments related to those securities, we or one or more of our affiliates may liquidate a portion of such holdings at or about the time of the stated maturity of the notes or at or about the time of a change in the securities included in the Index. Certain activity by us or one or more of our affiliates described above can potentially increase or decrease the prices of the securities included in the Index and, accordingly, increase or decrease the level of the Index. Although we have no reason to believe that any of those activities will have a material impact on the level of the Index, these activities could have such an effect. Profits or losses from any of our positions discussed above cannot be ascertained until the position is closed out and any offsetting position or positions are taken into account.

We or one or more of our affiliates may also engage in trading in the securities included in the Index and other investments relating to such securities on a regular basis as part of our or their general broker-dealer and other

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Risk Factors (Continued)

businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Any of these activities could adversely affect the market prices of such securities and, therefore, the value of the notes.

In addition, we or one or more of our affiliates may purchase or otherwise acquire a long or short position in the notes from time to time and may, in our or their sole discretion, hold or resell those notes. We or one or more of our affiliates may also take positions in other types of appropriate financial instruments that may become available in the future. You should note that if we take any such position at any time, it is possible that we could receive substantial returns with respect to those positions while the value of your note may decline.

We or one or more of our affiliates may also issue, underwrite or assist unaffiliated entities in the issuance or underwriting of other securities or financial instruments with returns linked to the Index. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the value of the notes.

Significant Aspects Of The Tax Treatment Of The Notes Are Uncertain.

The United States federal income tax consequences of your investment in the notes are uncertain. We do not plan to request a ruling from the IRS regarding the tax treatment of the notes, and the IRS or a court may not agree with the tax treatment described in this pricing supplement. See “United States Federal Income Tax Considerations” below. You should consult your tax advisor about your own tax situation.

The tax consequences of an investment in your notes are uncertain, both as to the timing and character of any inclusion in income in respect of your notes. Because there is no authority that specifically addresses the United States federal income tax treatment of the notes, it is possible that your notes could be treated for United States federal income tax purposes in a manner that differs significantly from the treatment described in this pricing supplement. We urge you to read the discussion entitled “United States Federal Income Tax Considerations” below on page PRS-28 for a more detailed discussion of tax considerations applicable to your notes, and we also urge you to discuss the tax consequences of your investment in the notes with your tax advisor.

In 2007, the IRS released a notice that may affect the taxation of holders of the notes. According to the notice, the IRS and the Treasury Department are actively considering, among other things, whether holders of instruments such as the notes should be required to accrue ordinary income on a current basis, whether additional gain or loss upon the sale, exchange or maturity of such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Similarly, the IRS and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts, contingent notional principal contracts and other derivative contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the notes (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case increase the likelihood that you will be required to accrue income over the term of an instrument such as the notes even though you will not receive any payments with respect to the notes until maturity. The outcome of this process is uncertain. You should consult your tax advisor as to the possible alternative treatments in respect of the notes. Except to the extent otherwise required by law, Wells Fargo intends to treat your notes for United States federal income tax purposes in accordance with the treatment described in this pricing supplement unless and until such time as the Treasury Department and the IRS determine that some other treatment is more appropriate.

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Determining Payment at Stated Maturity

On the stated maturity date, you will receive a cash payment per $1,000 note (the redemption amount) calculated as follows:

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Hypothetical Payout Profile

The following profile is based on a contingent fixed return of 8.30% or $83 per $1,000 note, a contingent fixed return level equal to 85% of the starting level, threshold level equal to 60% of the starting level and a multiplier of 1.6667. This graph has been prepared for purposes of illustration only. Your actual return will depend on the actual ending level and the term of your investment.

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Hypothetical Payments at Stated Maturity

Set forth below are four examples of payment at stated maturity calculations (rounded to two decimal places), assuming hypothetical starting levels and ending levels as indicated in the examples.

Example 1. Redemption amount reflects a return equal to the contingent fixed return, which is greater than the percentage increase in the closing level of the Index from the hypothetical starting level to the hypothetical ending level:

Hypothetical starting level: 1374.09

Hypothetical ending level: 1450.00

Since the hypothetical ending level is greater than the hypothetical starting level, the redemption amount would equal $1,000 plus the contingent fixed return.

On the stated maturity date you would receive $1,083 per $1,000 note.

Example 2. Redemption amount reflects a return equal to the contingent fixed return, which is less than the percentage increase in the closing level of the Index from the hypothetical starting level to the hypothetical ending level:

Hypothetical starting level: 1374.09

Hypothetical ending level: 1500.00

Since the hypothetical ending level is greater than the hypothetical starting level, the redemption amount would equal $1,000 plus the contingent fixed return.

On the stated maturity date you would receive $1,083 per $1,000 note.

Example 3. Redemption amount reflects a return equal to the contingent fixed return even though the ending level is less than the starting level:

Hypothetical starting level: 1374.09

Hypothetical ending level: 1300.00

Hypothetical contingent fixed return level: 1167.98, which is 85% of the hypothetical starting level.

Since the hypothetical ending level is less than the hypothetical starting level but not less than the hypothetical contingent fixed return level, the redemption amount would equal $1,000 plus the contingent fixed return.

On the stated maturity date you would receive $1,083 per $1,000 note.

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Hypothetical Payments at Stated Maturity (Continued)

Example 4. Redemption amount is equal to the original offering price:

Hypothetical starting level: 1374.09

Hypothetical ending level: 1100.00

Hypothetical contingent fixed return level: 1167.98, which is 85% of the hypothetical starting level.

Hypothetical threshold level: 824.45, which is 60% of the hypothetical starting level.

Since the hypothetical ending level is less than the hypothetical starting level, but not by more than 40%, you would not lose any of the original offering price of your notes.

On the stated maturity date you would receive $1,000 per $1,000 note.

Example 5. Redemption amount is less than the original offering price:

Hypothetical starting level: 1374.09

Hypothetical ending level: 800.00

Hypothetical threshold level: 824.45, which is 60% of the hypothetical starting level.

Since the hypothetical ending level is less than the hypothetical starting level by more than 40%, you would lose a portion of the original offering price of your notes and receive the redemption amount equal to:

$1,000	x	800.00	x 1.6667	= $	970.36
1374.09

On the stated maturity date you would receive $970.36 per $1,000 note.

The multiplier is used in the calculation of the redemption amount if the ending level is less than the threshold level. The effect of the multiplier in these circumstances is to provide a payment at maturity on the notes that is 66.67% greater than it would have been had it been based solely on the performance of the Index without the multiplier. In this example, although the ending level declined by 41.78% from the starting level (i.e., the ending level divided by the starting level is 0.5822), the redemption amount per $1,000 note is $970.36, which is 66.67% higher than the payment that would be received if the amount payable on the stated maturity date was based on the performance of the Index (i.e., $1,000 x 0.5822 or $582.20) without the multiplier. You should note that, as the performance of the Index declines, this outperformance of the notes relative to the performance of the Index declines as well, because the multiplier only acts to increase the performance on a percentage basis (e.g., if the ending level was 810.00, the redemption amount would be $982.49 and a payment based on the performance of the Index without a multiplier would be $589.48, a difference of $393.01; whereas, if the ending level was 700.00, the redemption amount would be $849.06 and a payment based on the performance of the Index without a multiplier would be $509.43, a difference of only $339.63).

To the extent that the starting level and ending level differ from the levels assumed above, the results indicated above would be different.

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Hypothetical Returns

The following table illustrates, for a range of hypothetical ending levels of the Index:

•	the hypothetical percentage change from the hypothetical starting level to the hypothetical ending level;

•	the hypothetical redemption amount payable at stated maturity per $1,000 note;

•	the hypothetical total pre-tax rate of return; and

•	the hypothetical pre-tax annualized rate of return.

Hypothetical ending level		Hypothetical percentage change from the hypothetical starting level to the hypothetical ending level	Hypothetical redemption amount payable at stated maturity per $1,000 note	Hypothetical pre-tax total rate of return	Hypothetical pre-tax annualized rate of return(1)
1648.91		20.00%	$1,083.00	8.30%	4.02%
1580.20		15.00%	$1,083.00	8.30%	4.02%
1511.50		10.00%	$1,083.00	8.30%	4.02%
1442.79		5.00%	$1,083.00	8.30%	4.02%
1374.09	(2)	0.00%	$1,083.00	8.30%	4.02%
1305.39		-5.00%	$1,083.00	8.30%	4.02%
1236.68		-10.00%	$1,083.00	8.30%	4.02%
1167.98	(3)	-15.00%	$1,083.00	8.30%	4.02%
1154.24		-16.00%	$1,000.00	0.00%	0.00%
1099.27		-20.00%	$1,000.00	0.00%	0.00%
1030.57		-25.00%	$1,000.00	0.00%	0.00%
961.86		-30.00%	$1,000.00	0.00%	0.00%
893.16		-35.00%	$1,000.00	0.00%	0.00%
824.45	(4)	-40.00%	$1,000.00	0.00%	0.00%
755.75		-45.00%	$916.69	-8.33%	-4.29%
687.05		-50.00%	$833.36	-16.66%	-8.88%

(1)	The annualized rates of return are calculated on a semi-annual bond equivalent basis.
(2)	The hypothetical starting level. The actual starting level will be determined on the pricing date.
(3)	The hypothetical contingent fixed return level. The actual contingent fixed return level will be determined on the pricing date.
(4)	The hypothetical threshold level. The actual threshold level will be determined on the pricing date.

The above figures are for purposes of illustration only and may have been rounded for ease of analysis. The actual amount you receive at stated maturity and the resulting pre-tax rates of return will depend on the actual starting level and ending level.

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The S&P 500 Index

We obtained all information contained in this pricing supplement regarding the S&P 500 Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. That information reflects the policies of, and is subject to change by, Standards & Poor’s, a division of The McGraw-Hill Companies, Inc., the index sponsor (“S&P”). S&P has no obligation to continue to publish, and may discontinue publication of, the S&P 500 Index at any time. We make no representation or warranty as to the accuracy or completeness of any information relating to the S&P 500 Index. We are one of the companies included in the S&P 500 Index.

General

The S&P 500 Index is published by S&P and is intended to provide an indication of the pattern of common stock price movement in the large capitalization segment in the United States equity market. The calculation of the value of the S&P 500 Index (discussed below in further detail) is based on the relative value of the aggregate Market Value (as defined below) of the common stocks of 500 companies as of a particular time compared to the aggregate average Market Value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. Historically, the “Market Value” of any S&P component stock was calculated as the product of the market price per share and the number of the then-outstanding shares of such S&P component stock. As discussed below, during March 2005, S&P began to use a new methodology to calculate the Market Value of the S&P component stocks and S&P completed its transition to the new calculation methodology during September 2005.

S&P chooses companies for inclusion in the S&P 500 Index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the Standard & Poor’s Stock Guide Database, which S&P uses as an assumed model for the composition of the total market. Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company’s common stock is generally responsive to changes in the affairs of the respective industry and the market value and trading activity of the common stock of that company. S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500 Index to achieve the objectives stated above.

The S&P 500 Index does not reflect the payment of dividends on the stocks underlying it.

Computation of the S&P 500 Index

Prior to March 2005, the Market Value of a component stock was calculated as the product of the market price per share and the total number of outstanding shares of the component stock. In March 2004, S&P announced that it would transition the S&P 500 Index to float-adjusted market capitalization weights. The transition began in March 2005 and was completed in September 2005. S&P’s criteria for selecting stock for the S&P 500 Index was not changed by the shift to float adjustment. However, the adjustment affects each company’s weight in the S&P 500 Index (i.e., its Market Value). Currently, S&P calculates the S&P 500 Index based on the total float-adjusted market capitalization of each component stock, where each stock’s weight in the S&P 500 Index is proportional to its float-adjusted market value.

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The S&P 500 Index (Continued)

Under float adjustment, the share counts used in calculating the S&P 500 Index reflect only those shares that are available to investors, not all of a company’s outstanding shares. S&P defines three groups of shareholders whose holdings are subject to float adjustment:

•	holdings by other publicly traded corporations, venture capital firms, private equity firms, strategic partners, or leveraged buyout groups;

•	holdings by government entities, including all levels of government in the U.S. or foreign countries; and

•

holdings by current or former officers and directors of the company, founders of the company, or family trusts of officers, directors, or founders, as well as holdings of trusts, foundations, pension funds, employee stock ownership plans, or other investment vehicles associated with and controlled by the company.

However, treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. In cases where holdings in a group exceed 10% of the outstanding shares of a company, the holdings of that group are excluded from the float-adjusted count of shares to be used in the index calculation. Mutual funds, investment advisory firms, pension funds, or foundations not associated with the company and investment funds in insurance companies, shares of a U.S. company traded in Canada as “exchangeable shares,” shares that trust beneficiaries may buy or sell without difficulty or significant additional expense beyond typical brokerage fees, and, if a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class if such shares are convertible by shareholders without undue delay and cost, are also part of the float.

For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares, defined as the total shares outstanding less shares held in one or more of the three groups listed above where the group holdings exceed 10% of the outstanding shares, by the total shares outstanding. The float-adjusted index is then calculated by dividing the sum of the IWF multiplied by both the price and the total shares outstanding for each stock by the index divisor. For companies with multiple classes of stock, S&P calculates the weighted average IWF for each stock using the proportion of the total company market capitalization of each share class as weights.

The S&P 500 Index is calculated using a base-weighted aggregate methodology: the level of the S&P 500 Index reflects the total Market Value of all the component stocks relative to the S&P 500 base period of 1941-43. The daily calculation of the S&P 500 Index is computed by dividing the Market Value of the S&P 500 component stocks by the index divisor.

The S&P 500 Index maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends and stock price adjustments due to company restructurings or spin-offs. Continuity in index values is maintained by adjusting the index divisor for all changes in the S&P 500 constituents’ share capital after the base period of 1941-43 with the index value as of the base period set at 10. Some corporate actions, such as stock splits and stock dividends do not require index divisor adjustments because following a stock split or stock dividend, both the stock price and number of shares outstanding are adjusted by S&P so that there is no change in the Market Value of the component stock. All stock split and dividend adjustments are made after the close of trading on the day before the ex-date.

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The S&P 500 Index (Continued)

To prevent the level of the S&P 500 Index from changing due to corporate actions, all corporate actions which affect the total Market Value of the S&P 500 Index require an index divisor adjustment. By adjusting the index divisor for the change in total Market Value, the level of the S&P 500 Index remains constant. This helps maintain the level of the S&P 500 Index as an accurate barometer of stock market performance and ensures that the movement of the S&P 500 Index does not reflect the corporate actions of individual companies in the S&P 500 Index. All index divisor adjustments are made after the close of trading and after the calculation of the closing levels of the S&P 500 Index. Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the S&P 500 Index and do not require index divisor adjustments.

The table below summarizes the types of index maintenance adjustments and indicates whether or not an index divisor adjustment is required.

Type of Corporate Action	Comments	Divisor Adjustment
Company added/deleted	Net change in market value determines divisor adjustment.	Yes

Change in shares outstanding	Any combination of secondary issuance, share repurchase or buy back—share counts revised to reflect change.	Yes

Stock split	Share count revised to reflect new count. Divisor adjustment is not required since the share count and price changes are offsetting.	No

Spin-off	If spun-off company is not being added to the index, the divisor adjustment reflects the decline in index market value (i.e., the value of the spun-off unit).	Yes

Spin-off	Spun-off company added to the index, no company removed from the index.	No

Spin-off	Spun-off company added to the index, another company removed to keep number of names fixed. Divisor adjustment reflects deletion.	Yes

Change in IWF	Increasing (decreasing) the IWF increases (decreases) the total market value of the index. The divisor change reflects the change in market value caused by the change to an IWF.	Yes

Special dividend	When a company pays a special dividend the share price is assumed to drop by the amount of the dividend; the divisor adjustment reflects this drop in index market value.	Yes

Rights offering	Each shareholder receives the right to buy a proportional number of additional shares at a set (often discounted) price. The calculation assumes that the offering is fully subscribed. Divisor adjustment reflects increase in market cap measured as the shares issued multiplied by the price paid.	Yes

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The S&P 500 Index (Continued)

Each of the corporate events exemplified in the table requiring an adjustment to the index divisor has the effect of altering the Market Value of the component stock and consequently of altering the aggregate Market Value of the S&P 500 component stocks (the “Post-Event Aggregate Market Value”). In order that the level of the S&P 500 Index (the “Pre-Event Index Value”) not be affected by the altered Market Value (whether increase or decrease) of the affected component stock, a new index divisor (“New Divisor”) is derived as follows:

Post-Event Aggregate Market Value New Divisor	=	Pre-Event Index Value

New Divisor	=	Post-Event Aggregate Market Value Pre-Event Index Value

A large part of the S&P 500 Index maintenance process involves tracking the changes in the number of shares outstanding of each of the S&P 500 Index companies. Four times a year, on a Friday close to the end of each calendar quarter, the share totals of companies in the S&P 500 Index are updated as required by any changes in the number of shares outstanding and then the index divisor is adjusted accordingly. In addition, changes in a company’s shares outstanding of 5% or more due to mergers, acquisitions, public offerings, private placements, tender offers, Dutch auctions or exchange offers are made as soon as reasonably possible. Other changes of 5% or more (due to, for example, company stock repurchases, redemptions, exercise of options, warrants, conversion of preferred stock, notes, debt, equity participations or other recapitalizations) are made weekly, and are announced on Wednesdays for implementation after the close of trading on the following Wednesday. If a 5% or more change causes a company’s IWF to change by 5 percentage points or more (for example from 0.80 to 0.85), the IWF will be updated at the same time as the share change, except IWF changes resulting from partial tender offers will be considered on a case-by-case basis. Changes to an IWF of less than 5 percentage points are implemented at the next IWF review, which occurs annually. In the case of certain rights issuances, in which the number of rights issued and/or terms of their exercise are deemed substantial, a price adjustment and share increase may be implemented immediately.

License Agreement

We and S&P have entered into a non-transferable, non-exclusive license agreement providing for the license to us, in exchange for a fee, of the right to use the S&P 500 Index in connection with the issuance of the notes.

The license agreement between us and S&P provides that the following language must be stated in this pricing supplement:

“The notes are not sponsored, endorsed, sold or promoted by S&P or its third party licensors. Neither S&P nor its third party licensors makes any representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the S&P 500 Index to track general stock market performance. S&P’s and its third party licensor’s only relationship to Wells Fargo & Company is the licensing of certain trademarks and trade names of S&P and the third party licensors and of the S&P 500 Index which is determined, composed and calculated by S&P or its third party licensors without regard to Wells Fargo & Company or the notes. S&P and its third party licensors have no obligation to take the needs of Wells Fargo & Company or the owners of the notes into consideration in

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The S&P 500 Index (Continued)

determining, composing or calculating the S&P 500 Index. Neither S&P nor its third party licensors is responsible for and has not participated in the determination of the prices and amount of the notes or the timing of the issuance or sale of the notes or in the determination or calculation of the equation by which the notes is to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the notes.

NEITHER S&P, ITS AFFILIATES NOR THEIR THIRD PARTY LICENSORS GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS OR COMPLETENESS OF THE S&P 500 INDEX OR ANY DATA INCLUDED THEREIN OR ANY COMMUNICATIONS, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATIONS (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P, ITS AFFILIATES AND THEIR THIRD PARTY LICENSORS SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS OR DELAYS THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE MARKS, THE S&P 500 INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P, ITS AFFILIATES OR THEIR THIRD PARTY LICENSORS BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE.

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The S&P 500 Index (Continued)

Historical Data

We obtained the closing levels listed below from Bloomberg Financial Markets (“Bloomberg”). You can obtain the level of the S&P 500 Index at any time from Bloomberg under the symbol “SPX” or from the Standard & Poor’s website at www.standardandpoors.com. We make no representation or warranty as to the accuracy or completeness of the information obtained from these sources. No information contained on the Standard & Poor’s website is incorporated by reference into this pricing supplement.

The following graph sets forth daily closing levels of the S&P 500 Index for the period from January 1, 2001 to March 1, 2012. The closing level on March 1, 2012 was 1374.09.

S&P 500 Index

Daily Closing Levels

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The S&P 500 Index (Continued)

The following table sets forth the high and low closing levels, as well as end-of-period closing levels, of the S&P 500 Index for each quarter in the period from January 1, 2002 through December 31, 2011 and for the period from January 1, 2012 to March 1, 2012.

	High	Low	Period-End
2002
First Quarter	1172.51	1080.17	1147.39
Second Quarter	1146.54	973.53	989.81
Third Quarter	989.03	797.70	815.28
Fourth Quarter	938.87	776.76	879.82
2003
First Quarter	931.66	800.73	848.18
Second Quarter	1011.66	858.48	974.50
Third Quarter	1039.58	965.46	995.97
Fourth Quarter	1111.92	1018.22	1111.92
2004
First Quarter	1157.76	1091.33	1126.21
Second Quarter	1150.57	1084.10	1140.84
Third Quarter	1129.30	1063.23	1114.58
Fourth Quarter	1213.55	1094.81	1211.92
2005
First Quarter	1225.31	1163.75	1180.59
Second Quarter	1216.96	1137.50	1191.33
Third Quarter	1245.04	1194.44	1228.81
Fourth Quarter	1272.74	1176.84	1248.29
2006
First Quarter	1307.25	1254.78	1294.83
Second Quarter	1325.76	1223.69	1270.20
Third Quarter	1339.15	1234.49	1335.85
Fourth Quarter	1427.09	1331.32	1418.30
2007
First Quarter	1459.68	1374.12	1420.86
Second Quarter	1539.18	1424.55	1503.35
Third Quarter	1553.08	1406.70	1526.75
Fourth Quarter	1565.15	1407.22	1468.36
2008
First Quarter	1447.16	1273.37	1322.70
Second Quarter	1426.63	1278.38	1280.00
Third Quarter	1305.32	1106.39	1166.36
Fourth Quarter	1161.06	752.44	903.25
2009
First Quarter	934.70	676.53	797.87
Second Quarter	946.21	811.08	919.32
Third Quarter	1071.66	879.13	1057.08
Fourth Quarter	1127.78	1025.21	1115.10
2010
First Quarter	1174.17	1056.74	1169.43
Second Quarter	1217.28	1030.71	1030.71
Third Quarter	1148.67	1022.58	1141.20
Fourth Quarter	1259.78	1137.03	1257.64
2011
First Quarter	1343.01	1256.88	1325.83
Second Quarter	1363.61	1265.42	1320.64
Third Quarter	1353.22	1119.46	1131.42
Fourth Quarter	1285.09	1099.23	1257.60
2012
January 1, 2012 to March 1, 2012	1374.09	1277.06	1374.09

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United States Federal Income Tax Considerations

The following is a general description of the material United States federal income tax considerations relating to the notes. It does not purport to be a complete analysis of all tax considerations relating to the notes. Prospective purchasers of the notes should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the United States federal income tax consequences of acquiring, holding and disposing of the notes and receiving payments under the notes. This summary is based upon the law as in effect on the date of this pricing supplement and is subject to any change in law that may take effect after such date.

The discussion below applies to you only if you purchase your notes in this offering and you hold your notes as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities,

•	a trader in securities that elects to use a mark-to-market method of tax accounting for your securities holdings,

•	a bank,

•	a life insurance company,

•	a tax-exempt organization,

•	a person that owns notes as part of a straddle, a hedging, a conversion or other integrated transaction for tax purposes,

•	a person that purchases or sells notes as part of a wash sale for tax purposes,

•	a person subject to the alternative minimum tax, or

•	a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations under the Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

If a partnership holds the notes, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the notes should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the notes.

Except as otherwise noted under “—Non-United States Holders” below, this discussion is only applicable to you if you are a United States holder. You are a “United States holder” if you are a beneficial owner of a note and you are: (i) a citizen or resident of the United States; (ii) a domestic corporation; (iii) an estate whose income is subject to United States federal income tax regardless of its source; or (iv) a trust, if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW THE NOTES SHOULD BE TREATED FOR UNITED STATES FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF YOUR

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United States Federal Income Tax Considerations (Continued)

INVESTMENT IN THE NOTES ARE UNCERTAIN. ACCORDINGLY, WE URGE YOU TO CONSULT YOUR TAX ADVISOR AS TO THE TAX CONSEQUENCES OF HAVING AGREED TO THE REQUIRED TAX TREATMENT OF YOUR NOTES DESCRIBED BELOW AND AS TO THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS TO YOUR INVESTMENT IN YOUR NOTES.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to characterize and treat a note for all tax purposes as a pre-paid derivative contract with respect to the Index and the terms of the notes require you and Wells Fargo (in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary) to so characterize and treat the notes. If the notes are so characterized and treated (and such characterization and treatment is respected by the Internal Revenue Service (the “IRS”)), you should generally recognize capital gain or loss upon the sale, exchange or maturity of your notes in an amount equal to the difference between the amount you receive upon the sale or exchange of your notes or at maturity and the amount you paid for your notes. Capital gain of a non-corporate United States holder is generally taxed at preferential rates where the property is held for more than one year. The deductibility of capital losses, however, is subject to limitations.

However, because there is no authority that specifically addresses the tax treatment of the notes, it is possible that your notes could be alternatively treated for tax purposes in the manner described under “Alternative Treatments” below.

Alternative Treatments. It is possible that the notes could be treated as debt instruments subject to the special tax rules governing contingent payment debt instruments. If the notes are so treated, you would be required to accrue interest income over the term of your notes based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your notes. You would recognize gain or loss upon the sale, exchange or maturity of your notes in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted tax basis in your notes. In general, your adjusted tax basis in your notes would be equal to the amount you paid for your notes, increased by the amount of interest you previously accrued with respect to your notes. Any gain recognized upon the sale, exchange or maturity of your notes would be ordinary income and any loss recognized by you at such time would be ordinary loss to the extent of interest you included in income in the current or previous taxable years in respect of your notes and, thereafter, would be capital loss.

Because of the absence of authority regarding the appropriate tax characterization of your notes, it is possible that the IRS could seek to characterize your notes in a manner that results in tax consequences to you that are different from those described above. For example, the IRS could possibly assert that: (i) your notes should be treated as a unit comprising a put option and a deposit, which, in the case of an initial purchaser, would result in the current inclusion of interest income over the term of your notes and a short-term capital loss in the event the ending level of the Index is less than the contingent fixed return level; (ii) you should be treated as owning the components of the Index; (iii) any gain or loss that you recognize upon the sale, exchange or maturity of the notes should be treated as ordinary gain or loss; or (iv) you should be required to accrue interest income over the term of your notes. You should consult your tax advisor as to the tax consequences of such characterizations and any possible alternative characterizations of your notes for United States federal income tax purposes.

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United States Federal Income Tax Considerations (Continued)

In 2007, the IRS released a notice that may affect the taxation of holders of the notes. According to the notice, the IRS and the Treasury Department are actively considering, among other things, whether holders of instruments such as the notes should be required to accrue ordinary income on a current basis, whether additional gain or loss upon the sale, exchange or maturity of such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Similarly, the IRS and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts, contingent notional principal contracts and other derivative contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the notes (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case increase the likelihood that you will be required to accrue income over the term of an instrument such as the notes even though you will not receive any payments with respect to the notes until maturity. The outcome of this process is uncertain. You should consult your tax advisor as to the possible alternative treatments in respect of the notes. Except to the extent otherwise required by law, Wells Fargo intends to treat your notes for United States federal income tax purposes in accordance with the treatment described in this pricing supplement unless and until such time as the Treasury Department and the IRS determine that some other treatment is more appropriate.

Moreover, in 2007, legislation was introduced in Congress that, if enacted, would have required holders of notes purchased after the bill was enacted to accrue interest income over the term of the notes despite the fact that there will be no interest payments over the term of the notes. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your notes.

Medicare Tax. For taxable years beginning after December 31, 2012, a U.S. person that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax (the “Medicare tax”) on the lesser of (1) the U.S. person’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. person’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A United States holder’s net investment income will generally include its gross interest income and its net gains from the sale, exchange or maturity of the notes, unless such gross interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a U.S. person that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your gains in respect of your investment in the notes.

Treasury Regulations Requiring Disclosure of Reportable Transactions. Treasury regulations require United States taxpayers to report certain transactions (“Reportable Transactions”) on IRS Form 8886. An investment in the notes or a sale, exchange or maturity of the notes should generally not be treated as a Reportable Transaction under current law, but it is possible that future legislation, regulations or administrative rulings could cause your investment in the notes or a sale, exchange or maturity of the notes to be treated as a Reportable Transaction. You should consult with your tax advisor regarding any tax filing and reporting obligations that may apply in connection with acquiring, owning and disposing of notes.

Backup Withholding and Information Reporting. In general, if you are a non-corporate United States holder, Wells Fargo and other payors may be required to report to the IRS any payments made to you on your notes. In

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United States Federal Income Tax Considerations (Continued)

addition, Wells Fargo and other payors may be required to report to the IRS any payment of proceeds of the sale or exchange of your notes before maturity within the United States (as well as the proceeds of certain sales outside the United States). Additionally, backup withholding may apply to any payments made to you on your notes if you fail to provide an accurate taxpayer identification number or you are notified by the IRS that you have failed to report all interest and dividends required to be shown on your United States federal income tax returns.

Non-United States Holders. If you are not a United States holder and the notes are characterized and treated for all tax purposes as pre-paid derivative contracts relating to the performance of the Index, as discussed above, subject to the discussion of Section 871 of the Code and backup withholding below, you generally will not be subject to United States federal income tax on capital gain realized on the sale, exchange or maturity of the notes, unless:

•	you are an individual present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met; or,

•	the gain is effectively connected with your conduct of a trade or business in the United States (or, if certain tax treaties apply, is attributable to a permanent establishment in the United States).

If the first exception applies to you, you generally will be subject to United States federal income tax at a rate of 30% (or at a reduced rate under an applicable income tax treaty) on the amount by which capital gains allocable to United States sources (including gains from the sale, exchange or maturity of the notes) exceed capital losses allocable to United States sources. If the second exception applies to you, you will not be subject to the 30% tax discussed in the previous sentence (assuming you provide certification on IRS Form W-8ECI), but you generally will be subject to United States federal income tax with respect to such gain in the same manner as United States holders, as described above, unless an applicable income tax treaty provides otherwise. Additionally, corporations could be subject to a branch profits tax with respect to such gain at a rate of 30% (or at a reduced rate under an applicable income tax treaty).

As discussed above, alternative characterizations of the notes for United States federal income tax purposes are possible. Should an alternative characterization of the notes, by reason of a change or clarification of the law, by regulation or otherwise, cause payments with respect to the notes to become subject to withholding tax, we will withhold tax at the applicable statutory rate. If the notes are recharacterized as debt or as an investment unit consisting of the Deposit and the Put Option, this withholding may be avoided if you qualify for the portfolio interest exemption and provide appropriate documentation. Prospective non-United States holders should consult their tax advisors in this regard.

In addition, regulations proposed by the IRS and the Treasury Department under Section 871 of the Code could ultimately require all or a portion of the maturity payments with respect to your notes or amounts you receive upon sale of your notes after December 31, 2012 to be treated as a “dividend equivalent” payment that is subject to withholding at a rate of 30% (or a lower rate under an applicable treaty). If withholding is required, we will not be required to pay any additional amounts with respect to amounts so withheld. You should consult your tax advisor concerning the potential application of these regulations to payments you receive on the notes when these regulations are finalized.

You may be subject to otherwise applicable information reporting and backup withholding requirements with respect to payments on your notes unless you comply with certain certification and identification requirements as to your foreign status.

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